Exhibit 5.1

[Letterhead of Witherspoon, Kelley, Davenport & Toole, P.S.]

February 7, 2007

AmericanWest Bancorporation

41 West Riverside Avenue, Suite 400

Spokane, WA 99201

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission (the “Commission”) on or about December 13, 2006 (as may be further amended or supplemented, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,666,666 shares of your Common Stock (the “Shares”) pursuant to the terms of an Agreement and Plan of Merger dated as of October 18, 2006 (the “Merger Agreement”) by and between AmericanWest Bancorporation, a Washington corporation (“AmericanWest”), and Far West Bancorporation, a Utah corporation.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

1.	AmericanWest’s currently effective Amended and Restated Articles of Incorporation, filed with the Washington Secretary of State;

2.	the form of Amendments to the Amended and Restated Articles of Incorporation of AmericanWest, filed as Appendices G and H to the Registration Statement (the “Articles Amendments”), which are currently subject to the approval of AmericanWest’s shareholders, which we assume will be obtained prior to the closing of the merger (the “Merger”) contemplated by the Merger Agreement;

3.	AmericanWest’s 2004 Amended and Restated Bylaws, as adopted on June 22, 2004;

4.	the Registration Statement, together with the other exhibits filed as a part thereof or incorporated by reference therein;

5.	the proxy statement/prospectus prepared in connection with the Registration Statement, together with the annexes thereto (the “Prospectus”);

6.	the Merger Agreement;

7.

all actions, consents and minutes of meetings of AmericanWest’s Board of Directors in our possession as of the date hereof, including the resolutions adopted by AmericanWest’s Board of Directors on October 17, 2006 approving the Merger Agreement and the transactions contemplated thereby, including the Merger; and

8.	a Management Certificate addressed to us and dated of even date herewith executed by AmericanWest containing certain factual and other representations (the “Management Certificate”), including representations as to the number of AmericanWest’s issued and outstanding shares of common stock as of the date hereof and the number of issued and outstanding options and warrants to purchase AmericanWest Common Stock as of the date hereof.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, and the legal capacity of all persons or entities executing the same. We have also assumed that any certificates representing the Shares have been, or when issued will be, properly signed by authorized officers of the Company or their agents.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of AmericanWest to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of Washington, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the State of Washington.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any Shares your shareholders will have approved the Articles Amendments and the issuance of the Shares in connection with the Merger, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, the registration will apply to such shares of Stock and will not have been modified or rescinded and there will not have occurred any change in law affecting the validity of the issuance of such Shares.

Based upon the foregoing, it is our opinion that the Shares to be issued, sold and delivered by you pursuant to the Registration Statement, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, following approval by your shareholders of the Articles Amendments and of such issuance, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus

constituting a part thereof and any amendments thereto. This opinion is intended solely for your use in connection with the above issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours,

/s/ Witherspoon, Kelley, Davenport & Toole, P.S.

Witherspoon, Kelley, Davenport & Toole, P.S.